APOGEE REPORTS FISCAL 2014 Q4, FULL-YEAR SALES, EARNINGS GROWTH

•	Q4 revenues up 19 percent, EPS up 80%

•	FY14 revenues up 10 percent, EPS up 42%

•	Backlog grows to $330 million, up 11%

•	FY15 outlook: double-digit revenue growth, 50% operating income growth

MINNEAPOLIS, MN (April 9, 2014) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2014 fourth-quarter and full-year results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

FY14 FOURTH QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $214.4 million were up 19 percent.

•	Operating income of $12.1 million was up 97 percent.

•	Earnings per share of $0.27 were up 80 percent.

•	Consolidated backlog of $330 million was up 11 percent, or $31 million.

FY14 FULL-YEAR VS. PRIOR-YEAR

•	Revenues of $771.4 million were up 10 percent.

•	Operating income of $40.3 million was up 47 percent.

•	Earnings per share of $0.95 were up 42 percent.

•	Cash and short-term investments were $28.7 million.

◦	Free cash flow of $11.1 million after capital expenditures of $41.9 million.

◦	Completed two acquisitions during the fiscal year for approximately $54 million in cash.

COMMENTARY
“With fourth-quarter revenues up 19 percent and operating income up 97 percent, Apogee delivered an outstanding finish to a year of significant growth,” said Joseph F. Puishys, Apogee chief executive officer. “In fiscal 2014, all four segments grew at the top and bottom line as they successfully executed our growth strategies, contributing to Apogee revenue growth of 10 percent and operating margin improvement of 130 basis points to 5.2 percent. Our organic growth, which excludes the Canadian storefront acquisition, was 8 percent as we benefitted from increased sales and improving pricing and project margins.

“Our backlog at year end grew more than $30 million from the end of fiscal 2013 as we had anticipated, signaling strengthening of our architectural markets,” he said. “During fiscal 2014, we

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

invested in two acquisitions in the Architectural Framing Systems segment in support of international growth and new product introduction strategies, as well as in capital to support new capabilities.

“The fourth quarter finished strong despite the unexpected severe winter weather late in the quarter that adversely impacted the Architectural Framing Systems and Large-Scale Optical segments and costs related to the acquisitions made in the second and third quarters,” said Puishys.

“I am pleased with our fiscal 2014 results, which put us on a path to achieve our strategic goals of $1 billion in revenues and 10 percent operating margin by the end of our fiscal 2016,” he said. “Our top-line growth and bottom-line improvement are on track even though the recovery of our commercial construction market lagged behind our original expectations.”

FY14 FOURTH-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Glass

▪	Revenues of $75.7 million were up 9 percent with growth in the United States and Brazil.

•	Operating income of $0.1 million was improved from a loss of $0.4 million due to improved mix and pricing on flat volumes, partially offset by timing of expenses and increased incentive compensation.

◦	Operating margin was 0.1 percent, compared to negative 0.6 percent, up 70 basis points.

Architectural Services

•	Revenues of $63.5 million were up 22 percent.

•	Operating income of $5.9 million was up 111 percent.

◦	Operating margin was 9.3 percent, compared to 5.4 percent, up 390 basis points.

•	Top- and bottom-line growth resulted from favorable project timing and cost flow and generally good execution, along with improving project margins.

Architectural Framing Systems

•	Revenues of $63.2 million were up 41 percent, with organic growth of 16 percent excluding the Canadian acquisition.

•	Operating income was $1.9 million, compared to a loss of $0.2 million.

◦	Operating margin was 3.0 percent, compared to negative 0.3 percent, up 330 basis points.

•	Top- and bottom-line increases were driven by performance in the window business.

Large-Scale Optical Technologies

•	Revenues were $19.2 million, compared to $19.5 million due to retail softness impacted by the severe winter weather, partially offset by good sales growth in the fine art and museum market.

•	Operating income of $5.2 million was up 30 percent due to reduced expenses and a strong mix of higher value-added framing products.

◦	Operating margin was 27.0 percent, compared to 20.4 percent, up 660 basis points.

Consolidated Backlog

•	Backlog was $329.6 million, up 10 percent from $299.9 million in the third quarter and up 11 percent from $298.3 million in the prior-year period.

◦	Approximately $314 million, or 95 percent, of the backlog is expected to be delivered in fiscal 2015, and approximately $15 million, or 5 percent, in fiscal 2016 and beyond.

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Financial Condition

•	Debt was $20.7 million, compared to $30.8 million at the end of fiscal 2013. Almost all the debt is long-term, low-interest industrial revenue bonds.

•	Cash and short-term investments totaled $28.7 million, compared to $22.5 million in the third quarter and $85.6 million at the end of fiscal 2013.

•	Non-cash working capital was $77.3 million, compared to $72.1 million in the third quarter and $54.2 million at the end of fiscal 2013.

◦	Third and fourth quarters included addition of working capital from Alumicor acquisition.

•
Capital expenditures for the year were $41.9 million, compared to $34.7 million in fiscal 2013. Fiscal 2014 investments included the new Architectural Glass coater for improved capabilities and new products, as well as Architectural Framing Systems capacity additions in the finishing and U.S. storefront businesses.

•	Depreciation and amortization for the year was $26.6 million.

OUTLOOK
“I believe that fiscal 2015 will be another exceptional year for Apogee, as we expect revenues to grow in the double digits and operating income to be up approximately 50 percent,” said Puishys. “As we start the year, our outlook is for revenues to grow 15 to 20 percent and for earnings per share of $1.35 to $1.50.

“This guidance is based on visibility from our growing backlog, commitments and bidding pipeline, as well as improving commercial construction markets,” he said. “We also expect that the acquisitions made last year will be accretive to our earnings in fiscal 2015, and that we will continue to benefit from our strategies to grow through new geographies, new products and new markets.

“In fiscal 2015, we again expect to outperform domestic commercial construction market growth by approximately 5 percentage points,” said Puishys. “The outlook for commercial construction markets, based on Apogee’s lag to McGraw-Hill forecasts for the segments we serve, is for high single-digit growth this fiscal year. Other signs of market improvement include the American Institute of Architects’ Architecture Billings Index, which continues to indicate modest increases in billings for architects; declining office vacancy rates; and job growth.

“We expect that capital spending for fiscal 2015 will be approximately $40 million as we invest for growth, product development capabilities and productivity, as well as in maintenance,” he said. “We again expect to be free cash flow positive after this level of investments.” He added that the fiscal 2015 gross margin is anticipated to be approximately 23 percent.

“We believe that our strategies to grow through new geographies, new products and new markets will allow Apogee to reach $1 billion in revenues by the end of fiscal 2016,” Puishys said. “At the same time, we believe we can achieve 10 percent operating margin in this timeframe, in part through our focus on productivity and operational improvements.”

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 9 a.m. Central Time tomorrow, April 10. To participate in the teleconference, call 1-877-280-4960 toll free or 857-244-7317 international, access code 39601427. The replay will be available from noon Central Time on April 10 through midnight Central Time on Thursday, April 17 by

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calling 1-888-286-8010 toll free, access code 48078950. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

▪	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

▪	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies.

▪
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

▪	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, Apogee has presented free cash flow, non-cash working capital and organic growth. Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures. Non-cash working capital is defined as current assets, excluding cash and short-term available for sale securities, short-term restricted investments and current portion of long-term debt, less current liabilities. The organic growth rate is defined as growth excluding that from Alumicor, Apogee’s Canadian storefront business. Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management’s performance with respect to cash and current assets and liabilities. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) operational risks: i) the cyclical nature and market conditions of the North American and Latin American commercial construction industries, which impact our three architectural segments; ii) consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; iii) actions of competitors or new market entrants; iv) ability to fully and efficiently utilize production capacity; v) product performance, reliability, execution or quality problems; vi) installation project management issues that could result in losses on individual contracts; vii) changes in consumer and customer preference, or architectural trends and building codes; and viii) dependence on a relatively small number of customers in certain business segments; (B) financial risks: i) revenue and operating results that are volatile; and ii) financial market disruption, which could impact company, customer and supplier credit availability; (C) self-insurance risk related to a material product liability or other event for which the company is liable; (D) cost of compliance with environmental regulations;

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(E) potential impact on financial results if one or more senior executives were no longer active with the company; and (F) integration of two recent acquisitions. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2013.

(Tables follow)

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Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen		Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
Dollar amounts in thousands, except for per share amounts	March 1, 4014	March 2, 2013	Change	March 1, 4014	March 2, 2013	Change

Net sales	$214,417	$179,734	19%	$771,445	$700,224	10%
Cost of goods sold	167,475	143,452	17%	606,193	554,491	9%
Gross profit	46,942	36,282	29%	165,252	145,733	13%
Selling, general and administrative expenses	34,837	30,144	16%	124,967	118,314	6%
Operating income	12,105	6,138	97%	40,285	27,419	47%
Interest income	234	189	24%	827	758	9%
Interest expense	286	550	(48)%	1,259	1,494	(16)%
Other (expense) income, net	(159)	(385)	59%	(87)	224	N/M
Earnings before income taxes	11,894	5,392	121%	39,766	26,907	48%
Income tax expense	3,856	996	287%	11,780	7,796	51%
Net earnings	$8,038	$4,396	83%	$27,986	$19,111	46%
Earnings per share - basic	$0.28	$0.16	75%	$0.98	$0.68	44%
Average common shares outstanding	28,614,742	28,076,220	2%	28,483,251	27,953,686	2%
Earnings per share - diluted	$0.27	$0.15	80%	$0.95	$0.67	42%
Average common and common
equivalent shares outstanding	29,571,261	29,072,573	2%	29,373,886	28,641,050	3%
Cash dividends per common share	$0.1000	$0.0900	11%	$0.3700	$0.3600	3%

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Business Segments Information
(Unaudited)
	Thirteen	Thirteen		Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	March 1, 4014	March 2, 2013	Change	March 1, 4014	March 2, 2013	Change
Sales
Architectural Glass	$75,668	$69,193	9%	$293,810	$266,456	10%
Architectural Services	63,531	51,874	22%	203,351	186,570	9%
Architectural Framing Systems	63,182	44,954	41%	216,059	191,137	13%
Large-scale Optical	19,210	19,470	(1)%	81,127	79,947	1%
Eliminations	(7,174)	(5,757)	(25)%	(22,902)	(23,886)	4%
Total	$214,417	$179,734	19%	$771,445	$700,224	10%
Operating income (loss)
Architectural Glass	$79	$(428)	N/M	$3,861	$(4,391)	N/M
Architectural Services	5,880	2,787	111%	4,479	(1,008)	N/M
Architectural Framing Systems	1,904	(152)	N/M	14,930	14,584	2%
Large-scale Optical	5,180	3,972	30%	21,252	20,993	1%
Corporate and other	(938)	(41)	(2,188)%	(4,237)	(2,759)	(54)%
Total	$12,105	$6,138	97%	$40,285	$27,419	47%

Consolidated Condensed Balance Sheets
(Unaudited)

	March 1, 4014	March 2, 2013
Assets
Current assets	$242,792	$251,841
Net property, plant and equipment	193,946	168,948
Other assets	128,619	99,352
Total assets	$565,357	$520,141
Liabilities and shareholders' equity
Current liabilities	$136,834	$122,167
Long-term debt	20,659	20,756
Other liabilities	55,234	43,900
Shareholders' equity	352,630	333,318
Total liabilities and shareholders' equity	$565,357	$520,141

N/M = Not meaningful

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	March 1, 4014	March 2, 2013

Net earnings	$27,986	$19,111
Depreciation and amortization	26,550	26,529
Stock-based compensation	4,661	4,395
Proceeds from new markets tax credit transaction, net of deferred costs	7,471	—
Other, net	(9,583)	2,276
Changes in operating assets and liabilities	(4,164)	(11,788)
Net cash provided by operating activities	52,921	40,523
Capital expenditures	(41,852)	(34,664)
Proceeds on sale of property	806	1,078
Acquisition of businesses and intangibles, net of cash acquired	(53,301)	(15)
Net sales (purchases) of restricted investments	23,915	(4,528)
Net sales (purchases) of marketable securities	26,458	(17,552)
Investments in life insurance	—	(1,451)
Net cash used in investing activities	(43,974)	(57,132)
Proceeds from issuance of debt	—	10,000
Payments on debt	(10,082)	(164)
Stock issued to employees, net of shares withheld	710	862
Dividends paid	(10,764)	(10,316)
Other, net	2,560	(150)
Net cash (used in) provided by financing activities	(17,576)	232
Decrease in cash and cash equivalents	(8,629)	(16,377)
Effect of exchange rates on cash	(673)	117
Cash and cash equivalents at beginning of year	37,767	54,027
Cash and cash equivalents at end of period	$28,465	$37,767

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com